UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 3, 2019

PACIFIC MERCANTILE BANCORP
(Exact name of registrant as specified in its charter)

California	0-30777	33-0898238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (714) 438-2500
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
 Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
On January 3, 2019 (the “Effective Date”), Pacific Mercantile Bank (the “Bank”), the wholly owned banking subsidiary of Pacific Mercantile Bancorp, entered into an Amended and Restated Employment Agreement with Thomas J. Inserra (the “Employment Agreement”), pursuant to which Mr. Inserra will continue to serve as the Executive Vice President, Chief Credit Officer and Chief Risk Officer of the Bank, for a period of three years, commencing as of the Effective Date. The Employment Agreement amends and restates Mr. Inserra's employment agreement with the Bank dated as of May 31, 2016.
The Employment Agreement has a three year term, after which it automatically renews for one additional year unless either party notifies the other that it elects not to renew the agreement. Set forth below is a brief summary of the compensation to be paid and the benefits to be received by Mr. Inserra pursuant to the Employment Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.
Base Annual Salary. Mr. Inserra’s base salary is $330,000 per year and is subject to annual review and increase by the Compensation Committee.
Bonus or Incentive Compensation. Mr. Inserra will be eligible to receive annual incentive cash awards based upon achievement of performance criteria set forth in a management incentive compensation plan to be established and approved by the Compensation Committee. Mr. Inserra will also be eligible to participate in an annual incentive plan upon the terms and subject to the conditions approved by the Compensation Committee.
Automobile Allowance. Mr. Inserra will receive an automobile allowance of $950 per month to cover the costs to him of using his own automobile on Bank business.
Other Benefits. Mr. Inserra is entitled to participate in all of the health and other benefit plans made available to executive employees from time to time, and will be entitled to four weeks of annual vacation.
Severance Compensation.
Termination without Cause or for Good Reason. If Mr. Inserra’s employment is terminated without Cause or Mr. Inserra terminates his employment for Good Reason (in each case as defined in the Employment Agreement), Mr. Inserra will be entitled to severance compensation consisting of a lump sum payment in an amount equal to one year of his then annual base salary.
Termination due to Disability. If Mr. Inserra’s employment is terminated due to his disability, he would become entitled to receive his salary and a continuation of his medical and health care benefits for a period of six months following such termination of employment.
Termination due to Death. In the event of a termination of employment due to Mr. Inserra’s death, his beneficiaries will be paid all salary and unused vacation accrued to, but unpaid as of, the date of his death.
Termination for Cause or Due to Expiration of Employment Agreement. If Mr. Inserra’s employment is terminated for Cause (as defined in the Employment Agreement) or due to the expiration of the term of the Employment Agreement, he will not be entitled to any severance compensation.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.
The following exhibits are being filed as part of this report:

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement dated January 3, 2019, between Pacific Mercantile Bank and Thomas J. Inserra.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: January 3, 2019	By:	/s/ THOMAS M. VERTIN
Thomas M. Vertin, President and Chief Executive Officer